Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-258938, No. 333-266876, No. 333-281585 and No. 333-292323) of Corvex, Inc. (formerly known as Movano, Inc.), (the “Company”), of our report dated March 30, 2026, relating to the consolidated financial statements of the Company (which an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ RBSM LLP

Larkspur, California

March 30, 2026